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                                                                 Financial Group



April 25, 1997



Frances Okougbo
Norwest Corporate Trust
11000 Brokenland Parkway
Columbia, MD 21044


RE: Servicing Agreement dated August 1, 1996, between Norwest Bank Minnesota,
    National Association ("Trustee") and LSI Financial Group ("Sub-Servicer") for Access Financial Mortgage Loan Trust 1996-3

Dear Ms. Okougbo,

A review of the activities of the Servicer during the preceding calendar year and of its performance under the above referenced agreement has been made under my supervision and pursuant to Section 3.16 of the Servicing Agreement. To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations.



Sincerely,

/s/ Timothy S. Sambrano
Timothy S. Sambrano
President



cc: Ms. Sylvia Borchert



                                                            17500 Chenal Parkway
                                                                       Suite 200
                                                Little Rock, Arkansas 72211-9131